Exhibit 8.1

Opinion of Lowenstein Sandler PC, Concerning Tax Matters

June 24, 2003

Lakeland Bancorp, Inc.	CSB Financial Corp.
250 Oak Ridge Road	417 Cedar Lane
Oak Ridge, NJ 07438	Teaneck, NJ 07666

Ladies and Gentlemen:

We have acted as counsel to Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”), in connection with the merger of CSB Financial Corp., a New Jersey corporation (“CSB”), with and into Lakeland, pursuant to the Agreement and Plan of Merger dated as of March 31, 2003 (the “Merger Agreement”) by and among Lakeland, CSB, Lakeland Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned subsidiary of Lakeland, and Community State Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned subsidiary of CSB (the “Merger”).

We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Lakeland under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representation contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representations and covenants made by Lakeland and CSB, including representations and covenants set forth in representation letters from Lakeland and CSB of even date herewith (the “Representation Letters”), and (iv) other such documents as we have deemed necessary or appropriate. In such investigation, we also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time; (ii) the Merger Agreement and the Representation Letters reflect all the material facts relating to the Merger, Lakeland, CSB, Lakeland Bank, and Community State Bank; (iii) the representations in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time; and (iv) any adjustment to the Stock Percentage and Cash Percentage that would be required pursuant to Section 1.5(j) of the Merger Agreement shall be made notwithstanding our delivery of this Exhibit 8.1. Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement or in the Representation Letters, or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

In rendering our opinion, we have considered currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed federal income tax regulations (the “Regulations”), and administrative and judicial interpretations of the Code and the Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. With respect to those issues as to which there is no law directly on point, we have reached our conclusions based on analogy to and reasoning from certain relevant provisions of the Code and Regulations, authorities, and interpretations. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion set forth under the caption “Certain Federal Income Tax Consequences” in the Registration Statement represents our opinion as to the material United States federal income tax consequences of the Merger.

Except as expressly set forth herein, we express no other opinion, including, without limitation, any opinion as to whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such event on our conclusions stated herein.

We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit, and is not to be used, circulated, quoted, or otherwise referred to for any purpose; provided, however, that this opinion may be referred to in the section of the Registration Statement on Form S-4 entitled “Certain Federal Income Tax Consequences.” The issuance of such consent does not concede that we are an “expert” for purposes of the Securities Act of 1933.

Very truly yours,

/s/    Lowenstein Sandler PC